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                                                                    Exhibit 23.1



                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-55726) and related Prospectus of Triumph Group, Inc. for the registration of 3,650,000 shares of its common stock and to the incorporation by reference therein of our report dated April 21, 2000 (except for Note 18, as to which the date is May 31, 2000), with respect to the consolidated financial statements and schedule of Triumph Group, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.

                                                       /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
March 6, 2001